EXHIBIT 10.8(f)

LIST OF CERTAIN BENEFITS
AVAILABLE TO CERTAIN EXECUTIVE OFFICERS
(As in effect February 1, 2010)

The following benefits are available to some or all executive officers (among other persons), but not to all full-time employees of the Corporation.

1)

If the Board has authorized a stock repurchase program, an executive may request the repurchase of shares of the Corporation at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the shares is otherwise permissible under the authorized program.

2)

The Corporation’s disability insurance program generally is available to employees. Persons above a certain grade level, including executive officers, receive an additional benefit. Executive officers are paid an amount each year intended to reimburse premiums associated with the additional benefit.

3)

The Corporation makes available or pays for tax preparation, tax consulting, estate planning, and financial counseling services for executive officers. Current limits on this benefit applicable to executives are: $15,000 per year for the CEO ($22,500 in any year in which a new financial counseling firm is engaged); and $5,000 per year for other executives ($7,500 in any year in which a new financial counseling firm is engaged).

4)

On occasion spouses of certain employees, including executive officers, are asked by the Corporation, for business reasons, to accompany the employee on a business trip or function. In those cases the Corporation may pay the travel, accommodation, and other expenses of the spouse incidental to the trip or function, some or all of which can result in taxable income for the employee. Also, on occasion the Corporation may provide or pay for a memento, gift, or other gratuity that the employee or spouse receives in connection with the business trip or function.

5)

The Corporation provides a relocation benefit to a wide range of employees, including executive officers, under varying circumstances and subject to certain constraints. The benefit may be in the form of an allowance or a reimbursement of actual expenses.

6)

The Corporation provides a cash allowance to certain employees, including executive officers, which is intended to defray expenses associated with goods and services purchased personally and used at least in part for business purposes (such as cell phone service).